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                                 Code of Ethics

                           Moody Aldrich Partners, LLC

                           Revised September 29, 2004

                           Adopted September 10, 2004

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Standards of Conduct and Compliance with Laws..................................1
   Drug Free Workplace.........................................................1
Protection of Material Nonpublic Information...................................1
Personal Securities Trading....................................................1
   Personal Trading Procedures: Statement of Policy............................1
   "Access Persons" Subject to the Reporting Requirements......................2
   Initial and Annual Holdings Reports.........................................2
   Quarterly Transaction Reports...............................................2
   Exceptions from Reporting Requirements......................................3
   Reportable Securities.......................................................3
Initial Public Offerings and Private Placements................................3
Reporting Violations...........................................................3
Educating Employees About the Code of Ethics...................................3
Adviser Review and Enforcement.................................................4
Recordkeeping..................................................................4
Availability...................................................................4
New Employee Acknowledgement of Code of Ethics.................................I
Employee Acknowledgement of Code of Ethics....................................II

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STANDARDS OF CONDUCT AND COMPLIANCE WITH LAWS

All employees of Moody Aldrich Partners, LLC ("MAP") are expected to conduct themselves to the highest level of honesty and integrity. Employees of MAP will always place the interests of its clients above their own personal interests. They will approach all relationships in the highest ethical manner. Employees will always act within the letter and the spirit of the law as well as this Code of Ethics. MAP is committed to an atmosphere of openness, trust and respect and welcomes suggestions and feedback to this policy.

Drug Free Workplace

MAP is a drug free workplace. It is unlawful to manufacture, distribute dispense, possess or use a controlled substance.

A violation of the law could result in prosecution under federal civil or criminal law and the possible imposition of federal civil or criminal penalties. Any such violation will be considered a basis for termination of the employee's association with MAP.

PROTECTION OF MATERIAL NONPUBLIC INFORMATION

It is a violation of the policies of MAP and of federal law for you to purchase or sell securities (or options to purchase or sell securities) of any company based upon inside information you possess concerning that company or its securities. It is equally a violation of MAP's policies and federal law for you to pass such inside information on to another person. Your violation of these prohibitions could result in the institution of federal civil or criminal proceedings, and the possible imposition of federal civil or criminal penalties, against you or MAP, or both. Any such violation will be considered a basis for termination of your association with MAP.

Specifically, you may not:

     . Use inside information you possess for your own profit or to avoid loss by you.
     . Use inside information you possess for the profit of, or to avoid loss by, any account managed or advised by us.
     . Recommend to any account or client advised by us, or to any other third person, the purchase or sale of any securities (or options to purchase or sell such securities) based upon inside information you possess concerning such securities or their issuer.
     .    Pass on to a third party inside information you posses.

For the purposes of this policy statement, "inside information" is defined as confidential information about an issuer that has not been made public and that by its nature (a) either would have a significant impact on the price of that issuer's publicly traded securities if it were made public or (b) reasonably could be expected to influence an investor's decision to purchase or sell such issuer's securities (or options to purchase or sell such securities) if it were known by the investor.

PERSONAL SECURITIES TRADING

Personal Trading Procedures: Statement of Policy

Please see compliance manual.

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"Access Persons" Subject to the Reporting Requirements

Initial and Annual Holdings Reports

As all persons employed by MAP are considered "access persons" and are required to completely report all securities holdings to the designated Chief Compliance Officer. An initial holdings report(s) is required upon employment. This initial holdings report(s) must be current as of a date not more than 45 days prior to employment. Additionally, on or before January 25th of each year, "access persons" must provide an annual holdings reports as of the end of the previous calendar year.

Quarterly Transaction Reports

As all persons employed by MAP are considered "access persons" and are required to furnish a written report to the designated Chief Compliance Officer concerning his or her transactions (and transactions by members of his or her household) in publicly traded securities (including options to purchase or sell securities) for each calendar quarter during which such transactions occur. Such reports, which will be due by the 30th day of the calendar quarter immediately following, are to include information disclosing:

     .    the identity of the securities and the individual involved;
     . the date or dates on which the transactions in such securities were effected, whether such securities were effected, whether such securities were purchased or sold on each such date and the prices at which such transactions were effected;
     .    whether such transactions were long or short;
     . in the case of a purchase of securities, whether such securities were fully paid for or purchased on margin and whether the covering of a short position was involved; and
     . whether, to the knowledge of the reporting person, the issuer of any of such securities (or of the securities that are the subject of any option the purchase or sale of which is reported) is the target of a tender offer, the subject of a leveraged buyout, a party to a merger or acquisition agreement or a participant in some other material corporate restructuring program; if so, whether the reported transactions in or with respect to such issuer's securities were effected before or after the public announcement of the particular corporate transaction; and in the case of any securities transaction effected before such an announcement, the circumstances giving rise to that transaction.

Failure to submit such reports on a timely basis, or the submission of reports that are materially incomplete or false or misleading will be considered a basis for termination of your association with MAP.

Transactions in a client's account involving, or a recommendation to a client to purchase or sell, a security issued by an issuer that is the target of a tender offer or a party to or the subject of some other material corporate transaction also will be reviewed carefully. Particular attention will be paid to the timing of the client transaction or recommendation. If the client transaction was completed or the recommendation was made shortly before the public announcement of the specific issuer transaction, the person responsible for such client transaction or recommendation will be asked to report on the circumstances giving rise to such client transaction or recommendation.

MAP reserves the right to take such other action, in addition to any referred to above, as it may deem appropriate after the receipt of any such report or the completion of any such review.

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Exceptions from Reporting Requirements

As all persons employed by MAP are considered "access persons" and are not required to report the following:

     .    Transactions effected pursuant to an automatic investment plan; and,
     . Transactions effected with respect to securities held in accounts over which the access person had no direct or indirect influence or control.

Reportable Securities

As all persons employed by MAP are considered "access persons" and are required to submit holdings and transaction reports for "reportable securities" in which the access person has, or acquires, any direct or indirect beneficial ownership. An access person is presumed to be a beneficial owner of securities that are held by his or her immediate family members sharing the access person's household.

All securities are reportable securities with the following exceptions:

     . Transactions and holdings in direct obligations of the Government of the United States;
     . Money market instruments -- bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments;
     .    Shares of money market funds;
     . Transactions and holdings in shares of other types of mutual funds, unless the adviser or a control affiliate acts as the investment adviser or principal underwriter for the fund;
     . Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds.

INITIAL PUBLIC OFFERINGS AND PRIVATE PLACEMENTS

Prior written approval by the Chief Compliance Officer is required before any employee may invest in an initial public offering ("IPO") or private placement.

REPORTING VIOLATIONS

All employees are required to immediately report any violations of this code or any state or federal laws to the Chief Compliance Officer. They may choose to report violations to their their supervisor or any other principal of MAP who will immediately report the violation to the Chief Compliance Officer. Employees who do not report known violations may be subject to disciplinary action themselves.

EDUCATING EMPLOYEES ABOUT THE CODE OF ETHICS

Upon employment, employees will receive a copy of the Code of Ethics and any amendments. Employees must acknowledge, in writing, that they have received, read and understood the Code of Ethics. All employees will be required to annually recertify that they have re-read, understood and complied with the code. Any amendments or changes to the Code of Ethics will be immediately distributed to all employees.

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ADVISER REVIEW AND ENFORCEMENT

All personal securities transaction and holdings reports will be promptly reviewed by the Chief Compliance Officer or a person under his direct authority. This review will include:

     . An assessment of whether the access person followed the procedures outlined herein;
     .    A comparison of personal holdings to aggregate client holdings; and,
     . A comparison of personal trading to client trading over the current period and preceding the current period by 90 days

RECORDKEEPING

MAP will keep copies of its Code of Ethics, records of violations of the code and actions taken as a result of the violations, and copies of employees' written acknowledgments of receipt of the code in accordance with SEC rule 204-2(12), generally for 5 years. MAP will keep a record of employees, the holdings and transaction reported by each employee, and records of decisions approving access persons' acquisition of securities in IPOs and limited offerings in accordance with SEC rule 204-2(13), generally for 5 years.

AVAILABILITY

A copy of this Code of Ethics will be provided to clients upon request.

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NEW EMPLOYEE ACKNOWLEDGEMENT OF CODE OF ETHICS

I,                                   , acknowledge that I have received, read
  -----------------------------------
and understand the Moody Aldrich Partners, LLC Code of Ethics.

All questions concerning this policy statement should be directed to Amory Aldrich, Chief Compliance Officer

I have submitted an initial holdings report as required by this Code of Ethics.


Signed:
        ----------------------------

Dated:
       -----------------------------

                                                                               I

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EMPLOYEE ACKNOWLEDGEMENT OF CODE OF ETHICS

I,                                   , acknowledge that I have received, read
  -----------------------------------
and understand the Moody Aldrich Partners, LLC Code of Ethics.

All questions concerning this policy statement should be directed to Amory Aldrich, Chief Compliance Officer

I confirm that I have not violated the policy of the MAP.


Signed:
        ----------------------------

Dated:
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